EXHIBIT 10.5

FIRST AMENDMENT TO TMS INTERNATIONAL CORP.

NONSTATUTORY STOCK OPTION AGREEMENT

This First Amendment to the TMS International Corp. Nonstatutory Stock Option Agreement is made and entered into effective April 13, 2012 by and between TMS International Corp., a Delaware corporation (the “Company”) and Thomas E. Lippard (the “Optionee”).

WHEREAS, the Company and the Optionee previously entered into that certain TMS International Corp. Nonstatutory Stock Option Agreement dated April 13, 2011 (the “Option”); and

WHEREAS, the Company and the Optionee desire to amend the Option to provide the Optionee with certain extended vesting rights and rights to exercise the Vested Shares subject to the Option following the termination of his employment under certain circumstances.

NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:

1. Paragraph 3(a) of the Options shall be amended by inserting the following at the end thereof:

“In accordance with Section VII.F.1 of the Plan, all vesting of the Shares shall cease upon the date the Optionee ceases to be an employee of the Company; provided, however, that if the Optionee’s employment is terminated under the circumstances described in Section 1D.(b) of that certain Second Amended and Restated Employment Agreement executed by and between the Company and the Optionee dated August 8, 2011 (the “Employment Agreement”) (such a termination to be referred to herein as a “Qualifying Termination”), the Option shall continue to vest until April 13, 2015 (the “Extended Vesting Period”), subject to the Optionee’s compliance with the requirements of Section 1D.(d) of the Employment Agreement.”

2. Paragraph 3(b) of the Option shall be amended to add the following sentence to the end thereof:

“Further, notwithstanding the terms of Section VII.F.1. of the Plan, following a Qualifying Termination, Vested Shares shall continue to be exercisable until April 13, 2016 (subject to the limitations set forth in this Paragraph 3(b) and the Optionee’s compliance with Section 1D.(d) of the Employment Agreement).”

3. The first two sentences of Paragraph 3(c) of the Option shall be amended in their entirety to read as follows:

“Notwithstanding anything to the contrary in this Section 3, one hundred percent (100%) of the Shares which are otherwise unvested Shares shall become Vested Shares upon a Change in Control. The terms of this accelerated vesting right shall continue only for so long as the Optionee continues to be an employee of the Company and with respect to any Change of Control that occurs during the Extended Vesting Period, if applicable.”

4. Except as amended hereby, all other terms of the Option shall continue in effect in accordance with the terms thereof.

IN WITNESS WHEREOF, the Company and the Optionee have caused this First Amendment to be executed on their behalf, by their duly authorized representatives, all on the date and year first above written.

TMS International Corp.		OPTIONEE:

By:	/s/ Joseph Curtin	/s/ Thomas E. Lippard
	Joseph Curtin	Thomas E. Lippard
Its:	President and CEO